EXHIBIT 23.6
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name under the heading “Item 4: Description of the Business – Qualified Persons” and disclosure of a scientific and technical nature pursuant to which I have acted in a supervisory capacity under the heading “Item 4: Description of the Business – Nariin Sukhait Coal Project” in the Company’s Annual Information Form for the year ended December 31, 2005, dated March 30, 2006, and in the 40-F.
Sincerely,

/s/ Steven Kerr

Name:	Steven Kerr, CPG
Title:	Senior Geologist

Date:	March 30, 2006